invitation homes

Earnings Release

AND

Supplemental Information

THIRD QUARTER 2026

Reynolds Bend | Atlanta, GA

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 2

Earnings Press Release

Invitation Homes Reports Third Quarter 2026 Results
Dallas, TX, October 28, 2026 — Invitation Homes Inc. (NYSE: INVH) (“Invitation Homes,” “we,” “our,” and “us”), the nation’s premier single-family home leasing and management company, today announced our Third Quarter (“Q3”) 2026 financial and operating results.

Q3 2026 Highlights
•Year over year, total revenues increased 6.3% to $731 million, property operating and maintenance costs increased 2.0% to $264 million, and net income available to common stockholders increased 15.6% to $158 million, or $0.27 per diluted common share.
•Year over year, Core FFO per share increased 2.4% to $0.48, while AFFO per share increased 0.1% to $0.38.
•Same Store NOI increased 1.1% year over year on 1.6% Same Store Core Revenues growth and 2.5% Same Store Core Operating Expenses growth.
•Same Store Average Occupancy was 96.4%, a reduction of 10 basis points year over year.
•Same Store renewal rent growth of 4.3% and Same Store new lease rent growth of (0.2)% resulted in Same Store blended rent growth of 3.0%.
•We sold 658 wholly owned homes, most to families purchasing for their own use, and acquired 216 wholly owned homes, for net dispositions of 442 homes and net proceeds of approximately $245 million that we used to fund share repurchases.
•As previously announced, on July 8, 2026, we closed a public offering of $500 million aggregate principal amount of 4.950% senior notes (the “Notes”). The Notes were priced at 99.291% of the principal amount and mature on February 1, 2032. Net proceeds were used to prepay a portion of our secured debt obligation maturing in June 2027.

Capital Allocation Update
From December 1, 2025 through October 27, 2026, we bought back nearly $1 billion of our shares. This includes an aggregate of 36,923,753 shares repurchased to date at an average stock price of $26.78, and represents an implied value per home of approximately $280,000 against a gross average sales price of approximately $460,000 for homes sold during that same period.

On October 26, 2026, our board of directors authorized an additional $500 million share repurchase program.

Comments from Chief Executive Officer Dallas Tanner
“Our third quarter reflected steady execution across the platform. Same Store NOI grew 1.1% year over year, blended rent growth was 3.0%, and with the benefit of our share repurchases, Core FFO per share grew 2.4%. Since December 2025, we’ve repurchased nearly $1 billion of our stock at a substantial valuation discount. We believe that is more than any other residential REIT. With the new $500 million share repurchase program our board just authorized, we intend to keep funding buybacks with home sale proceeds whenever our stock trades at a meaningful discount to the value of our homes, guided by market conditions and a disciplined approach to the balance sheet.”

“Following a solid third quarter, we are raising our full year guidance midpoints for Core FFO per share by $0.01 to $1.96, Same Store NOI growth guidance to 1.2%, and wholly owned home sales to $950 million, which supports our continued focus on closing the gap between public and private market values.”

Glossary & Reconciliations of Non-GAAP Financial and Other Operating Measures
Financial and operating measures found in the Earnings Release and Supplemental Information include certain measures used by Invitation Homes management that are measures not defined under accounting principles generally accepted in the United States (“GAAP”). These measures are defined herein and, as applicable, reconciled to the most comparable GAAP measures.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 3

Financial Results

Net Income, FFO, Core FFO, and AFFO Per Share — Diluted

	Q3 2026	Q3 2025	YTD 2026	YTD 2025
Net income	$0.27	$0.22	$0.90	$0.72
FFO	0.36	0.44	1.25	1.35
Core FFO	0.48	0.47	1.46	1.43
AFFO	0.38	0.38	1.23	1.22

Net Income
Net income per common share — diluted for Q3 2026 was $0.27, compared to net income per common share — diluted of $0.22 for Q3 2025. Total revenues and total property operating and maintenance expenses for Q3 2026 were $731 million and $264 million, respectively, compared to $688 million and $259 million, respectively, for Q3 2025.

Net income per common share — diluted for YTD 2026 was $0.90, compared to net income per share — diluted of $0.72 for YTD 2025. Total revenues and total property operating and maintenance expenses for YTD 2026 were $2,213 million and $771 million, respectively, compared to $2,044 million and $741 million, respectively, for YTD 2025.

Core FFO
Year over year, Core FFO per share for Q3 2026 increased 2.4% to $0.48, while Core FFO per share for YTD 2026 increased 2.1% to $1.46, primarily due to a lower share count from stock repurchases and Same Store NOI growth.

AFFO
Year over year, AFFO per share for Q3 2026 increased 0.1% to $0.38, while AFFO per share for YTD 2026 increased 1.1% to $1.23, primarily due to the increase in Core FFO per share described above.

Operating Results

Same Store Operating Results Snapshot

Number of Homes, period-end	Q3 2026
Total Portfolio	85,961
Number of homes in Same Store Portfolio:	76,687
Same Store % of Total	89.2%

	Q3 2026	Q3 2025	YTD 2026	YTD 2025
Core Revenues growth (year over year)	1.6%		1.7%
Core Operating Expenses growth (year over year)	2.5%		3.3%
NOI growth (year over year)	1.1%		0.9%

Average Occupancy	96.4%	96.5%	96.6%	97.0%
Bad Debt % of gross rental revenue	0.8%	0.7%	0.6%	0.6%
Turnover Rate	6.2%	6.3%	17.0%	17.5%

Rental Rate Growth (lease-over-lease):
Renewals	4.3%	4.5%	3.7%	4.8%
New leases	(0.2)%	(0.7)%	(0.8)%	0.4%
Blended	3.0%	2.9%	2.4%	3.5%

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 4

Same Store NOI
For the Same Store Portfolio of 76,687 homes, Same Store NOI for Q3 2026 increased 1.1% year over year on Same Store Core Revenues growth of 1.6% and Same Store Core Operating Expenses growth of 2.5%.

YTD 2026 Same Store NOI increased 0.9% year over year on Same Store Core Revenues growth of 1.7% and Same Store Core Operating Expenses growth of 3.3%.

Same Store Core Revenues
Q3 2026 year over year Same Store Core Revenues growth of 1.6% was primarily driven by a 1.8% increase in Average Monthly Rent and a 2.6% increase in other property income, net, partially offset by a 10 basis point year over year decrease in Average Occupancy and a 10 basis point year over year increase in bad debt.

YTD 2026 year over year Same Store Core Revenues growth of 1.7% was primarily driven by a 2.0% increase in Average Monthly Rent and a 4.1% increase in other property income, net, partially offset by a 40 basis point year over year decrease in Average Occupancy.

Same Store Core Operating Expenses
Q3 2026 year over year Same Store Core Operating Expenses increased 2.5%, primarily attributable to a 4.9% increase in controllable expenses and a 1.1% increase in fixed expenses.

YTD 2026 year over year Same Store Core Operating Expenses increased 3.3%, primarily driven by a 4.7% increase in controllable expenses and a 2.5% increase in fixed expenses.

Investment, Property Management, and Homebuilding Activity
During Q3 2026, we sold 658 wholly owned homes, most to families purchasing for their own use, for gross proceeds of approximately $318 million, and we sold 18 homes for gross proceeds of approximately $7 million in our joint ventures. Acquisitions for Q3 2026 included 216 wholly owned homes for approximately $74 million and 288 homes for approximately $92 million in our joint ventures.

YTD 2026, we sold 1,798 wholly owned homes for gross proceeds of approximately $833 million and 42 homes for gross proceeds of approximately $18 million in our joint ventures. We also acquired 673 wholly owned homes for approximately $239 million and 375 homes for approximately $122 million in our joint ventures.

On September 15, 2026, we executed a series of agreements to effectuate the dissolution of the Pathway joint ventures, Pathway Property Company (“Pathway Homes”) and Pathway Operating Company. We were the sole limited partner and provided all of the equity capital to Pathway Homes from its inception. In connection with the transaction, we acquired the general partner and all other interests in Pathway Homes, resulting in our ownership of a controlling financial interest in the entity and the consolidation of the 894 homes, along with other assets and liabilities, previously owned by Pathway Homes. Those homes are now reported as wholly owned homes. In conjunction with the transaction, the operating agreements governing the Pathway joint ventures were terminated, resulting in the dissolution of Pathway Operating Company, the technology and asset management platform that served the homes. During Q3 2026, we recognized a non-cash net loss of $30.4 million related to the dissolution of the joint ventures and the resulting consolidation of the assets and liabilities at fair value, which is excluded from Core FFO, AFFO, and Adjusted EBITDAre.

A summary of our owned and/or managed homes is included in the following table:

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 5

Summary of Homes Owned and/or Managed as of September 30, 2026
	Number of Homes Owned and/or Managed as of 6/30/2026	Acquired or Added In Q3 2026	Pathway Homes Reclass	Disposed or Subtracted In Q3 2026	Number of Homes Owned and/or Managed as of 9/30/2026
Wholly owned homes	85,509	216	894	(658)	85,961
Joint venture owned homes	8,069	288	(894)	(18)	7,445
Managed-only homes	15,639	—	—	(285)	15,354
Total homes owned and/or managed	109,217	504	—	(961)	108,760

Balance Sheet and Capital Markets Activity
As of September 30, 2026, we had $1,344 million in available liquidity through a combination of unrestricted cash and undrawn capacity on our revolving credit facility. In addition, our total indebtedness of $8,810 million consisted of 89.8% unsecured debt and 10.2% secured debt; 90.2% of our total debt was fixed rate or swapped to fixed rate; 89.7% of our wholly owned homes were unencumbered; and our Net debt / TTM adjusted EBITDAre was 5.5x, within our targeted range of 5.5x to 6.0x.
During Q3 2026, we acquired 8,874,903 shares of our common stock for approximately $250 million. From December 1, 2025 through October 27, 2026, we bought back nearly $1 billion of our shares. On October 26, 2026, our board of directors authorized an additional $500 million share repurchase program, which allows us to acquire shares of our common stock through open market purchases or negotiated transactions, including through Rule 10b5-1 plans, with no expiration date. Any repurchases will be made at our discretion, with the timing and actual number of shares repurchased depending on a variety of factors, including price, corporate and regulatory requirements, market conditions, and other liquidity needs and priorities.

As previously announced, on July 8, 2026, we closed a public offering of $500 million aggregate principal amount of 4.950% senior notes (the “Notes”). The Notes were priced at 99.291% of the principal amount and mature on February 1, 2032. Net proceeds were used to prepay a portion of our secured debt obligation maturing in June 2027.

FY 2026 Guidance
We have raised our full year 2026 guidance, including an increase to the Core FFO per share midpoint by $0.01 to $1.96 as set forth below, in addition to our other underlying assumptions.

FY 2026 Guidance Summary

	Current Guidance Range	Current Guidance Midpoint	Prior Guidance Midpoint	Change in Guidance Midpoint
Core FFO per share — diluted	$1.94 - $1.98	$1.96	$1.95	$0.01
AFFO per share — diluted	$1.63 - $1.67	$1.65	$1.65	$—

Same Store Core Revenues growth	1.65% - 2.15%	1.9%	1.9%	—%
Same Store Core Operating Expenses growth (1)	2.7% - 3.7%	3.2%	3.5%	(0.3)%
Same Store NOI growth	0.7% - 1.7%	1.20%	1.15%	0.05%

Wholly owned acquisitions (2)	$200 - $300 million	$250 million	$250 million	$— million
JV acquisitions (2)	$100 - $150 million	$125 million	$100 million	$25 million
Wholly owned dispositions	$900 - $1,000 million	$950 million	$850 million	$100 million

(1)Same Store Core Operating Expenses growth guidance assumes a year over year increase in FY 2026 property taxes in a range of 3% to 4%.
(2)Excludes our acquisition of ResiBuilt in January 2026.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 6

In accordance with SEC rules, we do not provide guidance for the most comparable GAAP financial measures of net income (loss) per share, total revenues, and property operating and maintenance expense. Additionally, a reconciliation of the forward-looking non-GAAP financial measures of Core FFO per share, AFFO per share, Same Store Core Revenues growth, Same Store Core Operating Expenses growth, and Same Store NOI growth to the comparable GAAP financial measures cannot be provided without unreasonable effort because we are unable to reasonably predict certain items contained in the GAAP measures, including non-recurring and infrequent items that are not indicative of our ongoing operations. Such items include, but are not limited to, impairment on depreciated real estate assets, net (gain)/loss on sale of previously depreciated real estate assets, share-based compensation, net casualty losses and reserves, non-Same Store revenues, and non-Same Store operating expenses. These items are uncertain, depend on various factors, and could have a material impact on our GAAP results for the guidance period.

Earnings Conference Call Information
We will host a live webcast on Thursday, October 29, 2026, at 11:00 a.m. Eastern Time to review third quarter results, discuss recent events, and conduct a question-and-answer session with covering sell-side research analysts. A link to the live webcast is available online from our investor relations website at www.invh.com, with a replay available for one year.

About Invitation Homes
Invitation Homes, an S&P 500 company, is the nation’s premier single-family home leasing and management company, helping to expand housing through new development and strategic partnerships. Our purpose, Unlock the Power of Home™, reflects our commitment to address America’s housing needs by delivering high-quality living solutions and Genuine CARE™ to those who choose the flexibility and value of leasing.

Investor Relations Contact	Media Relations Contact
Scott McLaughlin	Kristi DesJarlais
844.456.INVH (4684)	844.456.INVH (4684)
IR@InvitationHomes.com	Media@InvitationHomes.com

Investor Communication Channels
We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's website at www.sec.gov. We maintain a website at www.invh.com, where our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are made available free of charge as soon as reasonably practicable after they are filed with or furnished to the SEC. Additionally, we may, from time to time, disclose material information to investors and the public through our investor relations website at www.invh.com, press releases, public conference calls and webcasts, and our LinkedIn pages (www.linkedin.com/company/invitation-homes/ and www.linkedin.com/showcase/resibuilt-by-invitation-homes/). We may use any one or a combination of these channels for any particular announcement. We encourage investors, the media, and others interested in our company to monitor these channels, as information posted to them could be deemed material. In addition, you may automatically receive email alerts and other information about Invitation Homes when you enroll your email address in the "receive investor email alerts" section at www.invh.com.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 7

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, and other non-historical statements. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties that may impact our financial condition, results of operations, cash flows, business, associates, and residents, including, among others, risks inherent to the single-family rental industry and our business model, macroeconomic factors beyond our control, federal, state, and local laws, regulations, executive actions, and policy initiatives (including the implementation of the 21st Century ROAD to Housing Act (the “Housing Act”) and related rulemaking, any limitations on institutional participation in the single-family housing market, and the effects of the Housing Act on institutional demand for our build-to-rent communities, fee-build operations, and construction and development lending), competition in identifying and acquiring properties, competition in the leasing market for quality residents, increasing property taxes, homeowners’ association (“HOA”) fees, and insurance costs, poor resident selection and defaults and non-renewals by our residents, our dependence on third parties for key services, risks related to the evaluation of properties, performance of our information technology systems, development and use of artificial intelligence, risks related to our indebtedness, risks related to the potential negative impact of fluctuating global and United States economic conditions (including inflation and imposition or increase of tariffs and trade restrictions by the United States and foreign countries), uncertainty in financial markets (including as a result of events affecting financial institutions), geopolitical tensions, natural disasters, climate change, and public health crises. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described under Part I. Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”), as such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release, in the Annual Report, and in our other periodic filings. The forward-looking statements speak only as of the date of this press release, and we expressly disclaim any obligation or undertaking to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except to the extent otherwise required by law.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 8

Consolidated Balance Sheets
($ in thousands, except shares and per share data)

	September 30, 2026	December 31, 2025
	(unaudited)
Assets:
Investments in single-family residential properties, net	$17,031,752	$17,274,622
Cash and cash equivalents	78,927	129,971
Restricted cash	258,907	224,894
Goodwill	314,154	258,207
Investments in unconsolidated joint ventures	114,506	254,561
Other assets, net	732,543	538,035
Total assets	$18,530,789	$18,680,290

Liabilities:
Secured debt, net	$898,308	$1,384,114
Unsecured notes, net	4,896,194	4,398,921
Term loan facilities, net	2,460,701	2,451,985
Revolving facility	485,000	145,000
Accounts payable and accrued expenses	406,654	230,350
Resident security deposits	187,614	184,536
Other liabilities	337,331	317,492
Total liabilities	9,671,802	9,112,398

Equity:
Stockholders’ equity
Preferred stock, $0.01 par value per share, 900,000,000 shares authorized, none outstanding as of September 30, 2026 and December 31, 2025	—	—
Common stock, $0.01 par value per share, 9,000,000,000 shares authorized, 581,764,220 and 610,788,732 outstanding as of September 30, 2026 and December 31, 2025, respectively	5,818	6,108
Additional paid-in capital	10,364,715	11,128,590
Accumulated deficit	(1,606,336)	(1,610,981)
Accumulated other comprehensive income	55,991	6,415
Total stockholders’ equity	8,820,188	9,530,132
Non-controlling interests	38,799	37,760
Total equity	8,858,987	9,567,892
Total liabilities and equity	$18,530,789	$18,680,290

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 9

Consolidated Statements of Operations
($ in thousands, except shares and per share amounts) (unaudited)

	Q3 2026	Q3 2025	YTD 2026	YTD 2025
Revenues:
Rental revenues	$597,337	$593,606	$1,798,019	$1,771,309
Other property income	78,203	72,585	226,388	207,060
Management fee revenues	19,889	21,975	59,479	65,677
Homebuilding revenues	35,849	—	129,054	—
Total revenues	731,278	688,166	2,212,940	2,044,046

Expenses:
Property operating and maintenance	264,198	259,037	771,044	740,764
Property management expense	39,163	37,073	116,214	109,645
Homebuilding cost of sales	31,967	—	113,316	—
General and administrative	34,233	18,444	95,884	71,553
Interest expense	92,045	90,781	281,345	262,449
Depreciation and amortization	195,751	188,457	583,192	557,058
Casualty losses, impairment, and other	6,807	3,420	15,388	11,132
Total expenses	664,164	597,212	1,976,383	1,752,601

Gain on sale of property, net of tax	136,176	45,515	355,578	163,772
Income (losses) from investments in unconsolidated joint ventures	(32,175)	2,130	(37,662)	(7,890)
Loss on debt extinguishment and modifications	(8,660)	—	(8,660)	—
Other, net	(3,366)	(1,389)	(6,008)	(2,468)

Net income	159,089	137,210	539,805	444,859
Net income attributable to non-controlling interests	(602)	(472)	(1,963)	(1,489)

Net income attributable to common stockholders	158,487	136,738	537,842	443,370
Net income available to participating securities	(676)	(264)	(2,059)	(714)

Net income available to common stockholders — basic and diluted	$157,811	$136,474	$535,783	$442,656

Weighted average common shares outstanding — basic	588,412,559	613,084,571	595,542,555	612,971,293
Weighted average common shares outstanding — diluted	588,534,202	613,084,571	595,690,705	613,237,288

Net income per common share — basic	$0.27	$0.22	$0.90	$0.72
Net income per common share — diluted	$0.27	$0.22	$0.90	$0.72

Dividends declared per common share	$0.30	$0.29	$0.90	$0.87

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 10

Supplemental Schedule 1

Reconciliation of FFO, Core FFO, and AFFO
($ in thousands, except shares and per share amounts) (unaudited)

FFO Reconciliation	Q3 2026	Q3 2025	YTD 2026	YTD 2025
Net income available to common stockholders	$157,811	$136,474	$535,783	$442,656
Net income available to participating securities	676	264	2,059	714
Non-controlling interests	602	472	1,963	1,489
Depreciation and amortization of real estate assets	185,136	183,653	555,459	543,775
Impairment on depreciated real estate investments	796	335	2,226	434
Net gain on sale of previously depreciated investments in real estate	(136,176)	(45,515)	(355,578)	(163,772)
Depreciation and net gain on sale of investments in unconsolidated joint ventures	2,710	(1,992)	8,629	5,016
FFO	$211,555	$273,691	$750,541	$830,312

Core FFO Reconciliation	Q3 2026	Q3 2025	YTD 2026	YTD 2025
FFO	$211,555	$273,691	$750,541	$830,312
Non-cash interest expense related to amortization of deferred financing costs, loan discounts, and non-cash interest expense from derivatives (1)	5,418	9,128	23,894	18,486
Share-based compensation expense	11,462	1,916	31,508	20,537
Amortization of intangible assets	4,188	—	9,298	—
Business reorganization (2)	32,009	—	34,789	2,420
Casualty losses and reserves, net (1)	6,036	3,116	13,329	10,799
Loss on debt extinguishment and modifications	8,660	—	8,660	—
Non-cash provision for credit losses, net	3,516	—	3,516	—
(Gains) losses on investments in equity and other securities, net	5	(380)	344	(69)
Core FFO	$282,849	$287,471	$875,879	$882,485

AFFO Reconciliation	Q3 2026	Q3 2025	YTD 2026	YTD 2025
Core FFO	$282,849	$287,471	$875,879	$882,485
Recurring Capital Expenditures (1)	(56,826)	(52,350)	(139,099)	(132,969)
AFFO	$226,023	$235,121	$736,780	$749,516

Net income available to common stockholders
Weighted average common shares outstanding — diluted	588,534,202	613,084,571	595,690,705	613,237,288

Net income per common share — diluted	$0.27	$0.22	$0.90	$0.72

FFO, Core FFO, and AFFO
Weighted average common shares and OP Units outstanding — diluted	591,396,324	615,599,540	598,386,169	615,673,797

FFO per share — diluted	$0.36	$0.44	$1.25	$1.35

Core FFO per share — diluted	$0.48	$0.47	$1.46	$1.43

AFFO per share — diluted	$0.38	$0.38	$1.23	$1.22

(1)Includes our share from unconsolidated joint ventures.
(2)Includes a $30,411 loss recognized from consolidation of assets and liabilities in connection with the dissolution of our Pathway joint ventures; this loss was recorded in income (losses) from investments in unconsolidated joint ventures. Also includes severance, restructuring, acquisition, and integration costs.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 11

Supplemental Schedule 2(a)

Diluted Shares Outstanding
(unaudited)

Weighted Average Amounts for Net Income	Q3 2026	Q3 2025	YTD 2026	YTD 2025
Common shares — basic	588,412,559	613,084,571	595,542,555	612,971,293
Shares potentially issuable from vesting/conversion of equity-based awards	121,643	—	148,150	265,995
Total common shares — diluted	588,534,202	613,084,571	595,690,705	613,237,288

Weighted average amounts for FFO, Core FFO, and AFFO	Q3 2026	Q3 2025	YTD 2026	YTD 2025
Common shares — basic	588,412,559	613,084,571	595,542,555	612,971,293
OP units — basic	2,196,519	2,099,937	2,165,033	2,058,429
Shares potentially issuable from vesting/conversion of equity-based awards	787,246	415,032	678,581	644,075
Total common shares and units — diluted	591,396,324	615,599,540	598,386,169	615,673,797

Period end amounts for Core FFO and AFFO	September 30, 2026
Common shares	581,764,220
OP units	2,196,519
Shares potentially issuable from vesting/conversion of equity-based awards	1,449,044
Total common shares and units — diluted	585,409,783

Share Repurchase Program
($ in thousands, except shares and per share data) (unaudited)

Period	Shares Repurchased	Purchase Price	Average Price Per Share
Q4 2025	2,232,685	$61,235	$27.43
Q1 2026	17,101,046	438,765	25.66
Q2 2026	3,478,690	100,000	28.75
Q3 2026	8,874,903	250,000	28.17
Total / Average	31,687,324	$850,000	$26.82

Remaining Authorization as of September 30, 2026 (1)		$150,000

(1)From December 1, 2025 through October 27, 2026, we bought back nearly $1 billion of our shares. This includes an aggregate of 36,923,753 shares repurchased to date at an average stock price of $26.78, and represents an implied value per home of approximately $280,000 against a gross average sales price of approximately $460,000 for homes sold during that same period.
On October 26, 2026, our board of directors authorized an additional $500 million share repurchase program.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 12

Supplemental Schedule 2(b)

Debt Structure and Leverage Ratios — As of September 30, 2026
($ in thousands) (unaudited)
				Wtd Avg	Wtd Avg
				Interest	Years to
Debt Structure	Balance		% of Total	Rate (1)	Maturity (2)
Secured:
Fixed (3)	$900,167		10.2%	3.9%	2.5
Floating — swapped to fixed	—		—%	—%	—
Floating	—		—%	—%	—
Total secured	900,167		10.2%	3.9%	2.5

Unsecured:
Fixed	4,950,000		56.2%	3.9%	5.5
Floating — swapped to fixed	2,100,000		23.8%	3.9%	3.1
Floating	860,000		9.8%	4.7%	3.2
Total unsecured	7,910,000		89.8%	4.0%	4.6

Total Debt:
Fixed + floating swapped to fixed (3)	7,950,167		90.2%	3.9%	4.5
Floating	860,000		9.8%	4.7%	3.2
Total debt	8,810,167		100.0%	4.0%	4.4
Unamortized discounts on notes payable	(24,854)
Deferred financing costs, net	(45,110)
Total debt per Balance Sheet	8,740,203
Retained and repurchased certificates	(55,499)
Cash, ex-security deposits and letters of credit (4)	(147,083)
Deferred financing costs, net	45,110
Unamortized discounts on notes payable	24,854
Net debt	$8,607,585

Leverage Ratios	September 30, 2026
Net Debt / TTM Adjusted EBITDAre	5.5	x

Credit Ratings	Ratings	Outlook
Fitch Ratings	BBB+	Stable
Moody’s Investors Service	Baa2	Stable
S&P Global Ratings	BBB	Stable

Unsecured Facilities Covenant Compliance (5)			Unsecured Public Bond Covenant Compliance (6)
	Actual	Requirement		Actual	Requirement
Total leverage ratio	30.2%	≤ 60%	Aggregate debt ratio	36.7%	≤ 65%
Secured leverage ratio	3.6%	≤ 45%	Secured debt ratio	3.5%	≤ 40%
Unencumbered leverage ratio	30.8%	≤ 60%	Unencumbered assets ratio	275.8%	≥ 150%
Fixed charge coverage ratio	4.3x	≥ 1.5x	Debt service ratio	4.4x	≥ 1.5x
Unsecured interest coverage ratio	4.7x	≥ 1.75x

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 13

Supplemental Schedule 2(b) (Continued)

(1)Includes the impact of interest rate swaps in place and effective as of September 30, 2026. For additional information regarding the Company’s interest rate swaps, please refer to Note 8—Derivative Instruments in the Company’s most recently filed Form 10-Q or Form 10-K.
(2)Assumes all extension options are exercised.
(3)For the purposes of this table, IH 2019-1, a twelve-year secured term loan reaching final maturity in 2031 that bears interest at a fixed rate for the first 11 years and a floating rate in the twelfth year, is reflected as fixed rate debt.
(4)Represents cash and cash equivalents and the portion of restricted cash that excludes security deposits and letters of credit.
(5)Covenant calculations are specifically defined in our Amended and Restated Revolving Credit and Term Loan Agreement, and summarized in the “Glossary and Reconciliations” section below. For the purpose of calculating property value in applicable covenant metrics, properties owned for at least one year are valued by dividing NOI by a 6% capitalization rate (the market standard for residential loans), and properties owned for less than one year are valued at either their gross book value or by dividing NOI by a 6% capitalization rate.
(6)Covenant calculations are specifically defined in our Supplemental Indentures to the Base Indenture for our Senior Notes, which are summarized in the “Glossary and Reconciliations” section below. Property values for the purpose of applicable covenant metrics are calculated based on undepreciated book value.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 14

Supplemental Schedule 2(c)

Debt Maturity Schedule — As of September 30, 2026
($ in thousands) (unaudited)

		Unsecured Debt
	Secured	Unsecured	Term Loan	Revolving		% of
Debt Maturities, with Extensions (1)	Debt	Notes	Facilities	Facility	Total	Total
2026	$—	$—	$—	$—	$—	—%
2027	499,781	—	—	—	499,781	5.7%
2028	—	750,000	—	—	750,000	8.5%
2029	—	—	1,750,000	485,000	2,235,000	25.4%
2030	—	450,000	725,000	—	1,175,000	13.3%
2031	400,386	650,000	—	—	1,050,386	11.9%
2032	—	1,100,000	—	—	1,100,000	12.5%
2033	—	950,000	—	—	950,000	10.8%
2034	—	400,000	—	—	400,000	4.5%
2035	—	500,000	—	—	500,000	5.7%
2036	—	150,000	—	—	150,000	1.7%
	900,167	4,950,000	2,475,000	485,000	8,810,167	100.0%
Unamortized discounts on notes payable	(264)	(24,590)	—	—	(24,854)
Deferred financing costs, net	(1,595)	(29,216)	(14,299)	—	(45,110)
Total per Balance Sheet	$898,308	$4,896,194	$2,460,701	$485,000	$8,740,203

(1)Assumes all extension options are exercised.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 15

Supplemental Schedule 3(a)

Same Store Portfolio Core Operating Detail
($ in thousands) (unaudited)

			Change		Change			Change
	Q3 2026	Q3 2025	YoY	Q2 2026	Seq	YTD 2026	YTD 2025	YoY
Revenues:
Rental revenues (1)	$547,839	$539,687	1.5%	$550,737	(0.5)%	$1,642,870	$1,617,391	1.6%
Other property income, net (1)(2)	23,818	23,218	2.6%	23,257	2.4%	71,045	68,266	4.1%
Core Revenues	571,657	562,905	1.6%	573,994	(0.4)%	1,713,915	1,685,657	1.7%

Fixed Expenses:
Property taxes	97,352	97,596	(0.3)%	100,040	(2.7)%	297,709	290,877	2.3%
Insurance expenses	9,011	8,345	8.0%	8,935	0.9%	27,296	27,925	(2.3)%
HOA expenses	11,225	10,376	8.2%	11,168	0.5%	33,018	30,601	7.9%
Total Fixed Expenses	117,588	116,317	1.1%	120,143	(2.1)%	358,023	349,403	2.5%

Controllable Expenses:
Repairs and maintenance, net (3)	31,252	29,972	4.3%	26,646	17.3%	80,771	75,344	7.2%
Personnel, leasing and marketing	20,733	20,103	3.1%	19,749	5.0%	60,680	61,187	(0.8)%
Turnover, net (3)	12,390	11,619	6.6%	10,184	21.7%	31,869	29,248	9.0%
Utilities and property administrative, net (3)	9,055	8,322	8.8%	6,326	43.1%	23,653	22,313	6.0%
Total Controllable Expenses	73,430	70,016	4.9%	62,905	16.7%	196,973	188,092	4.7%

Core Operating Expenses	191,018	186,333	2.5%	183,048	4.4%	554,996	537,495	3.3%

Net Operating Income	$380,639	$376,572	1.1%	$390,946	(2.6)%	$1,158,919	$1,148,162	0.9%

(1)All rental revenues and other property income are reflected net of Bad Debt.
(2)Represents other property income net of all resident recoveries, which are reimbursements of charges for which residents are responsible. Same Store resident recoveries totaled $46,872, $42,193, $44,531, $132,717, and $119,728 for Q3 2026, Q3 2025, Q2 2026, YTD 2026, and YTD 2025, respectively.
(3)These expenses are presented net of applicable resident recoveries.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 16

Supplemental Schedule 3(b)

Same Store Quarterly Operating Trends
(unaudited)

	Q3 2026	Q2 2026	Q1 2026	Q4 2025	Q3 2025

Average Occupancy	96.4%	97.2%	96.4%	96.0%	96.5%
Turnover Rate	6.2%	5.6%	5.2%	5.6%	6.3%
Trailing four quarters Turnover Rate	22.6%	22.7%	23.3%	23.0%	N/A
Average Monthly Rent	$2,492	$2,479	$2,469	$2,460	$2,448
Rental Rate Growth (lease-over-lease):
Renewals	4.3%	3.3%	3.7%	4.2%	4.5%
New leases	(0.2)%	1.2%	(3.0)%	(4.2)%	(0.7)%
Blended	3.0%	2.7%	1.6%	1.8%	2.9%

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 17

Supplemental Schedule 4

Wholly Owned Portfolio Characteristics — As of and for the Quarter Ended September 30, 2026 (1)
(unaudited)

	Number of Homes	Average Occupancy	Average Monthly Rent	Average Monthly Rent PSF	Percent of Revenue
Western United States:
Southern California	6,635	96.2%	$3,300	$1.92	10.5%
Northern California	3,805	96.6%	2,843	1.80	5.2%
Seattle	3,839	96.7%	3,027	1.58	5.6%
Phoenix	9,225	96.5%	2,089	1.23	9.2%
Las Vegas	3,374	96.5%	2,280	1.16	3.7%
Denver	3,108	94.0%	2,628	1.43	3.8%
Western US Subtotal	29,986	96.2%	2,654	1.51	38.0%

Florida:
South Florida	7,746	94.2%	3,190	1.71	11.4%
Tampa	9,594	94.9%	2,305	1.23	10.7%
Orlando	7,073	95.7%	2,309	1.23	7.9%
Jacksonville	2,126	96.9%	2,210	1.13	2.3%
Florida Subtotal	26,539	95.1%	2,556	1.36	32.3%

Southeast United States:
Atlanta	12,732	94.8%	2,141	1.03	12.6%
Carolinas	6,254	95.5%	2,129	1.02	6.3%
Southeast US Subtotal	18,986	95.0%	2,137	1.03	18.9%

Texas:
Houston	2,592	94.6%	1,944	0.98	2.4%
Dallas	3,882	93.8%	2,219	1.10	3.9%
Texas Subtotal	6,474	94.1%	2,103	1.05	6.3%

Midwest United States:
Chicago	2,416	96.2%	2,644	1.65	2.9%
Minneapolis	1,020	94.1%	2,532	1.29	1.2%
Midwest US Subtotal	3,436	95.6%	2,611	1.53	4.1%

Other (2):	540	90.9%	1,930	1.02	0.4%

Total / Average	85,961	95.4%	$2,466	$1.31	100.0%
Same Store Total / Average	76,687	96.4%	$2,492	$1.33	91.6%

(1)All data is for the total wholly owned portfolio, unless otherwise noted.
(2)Includes homes located in San Antonio, Salt Lake City, Austin, and Nashville.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 18

Supplemental Schedule 5(a)

Same Store Core Revenues Growth Summary — YoY Quarter
($ in thousands, except avg. monthly rent) (unaudited)

		Avg. Monthly Rent			Average Occupancy			Core Revenues
YoY, Q3 2026	# Homes	Q3 2026	Q3 2025	Change	Q3 2026	Q3 2025	Change	Q3 2026	Q3 2025	Change
Western United States:
Southern California	6,107	$3,300	$3,204	3.0%	99.0%	98.5%	0.5%	$61,086	$59,315	3.0%
Northern California	3,663	2,842	2,796	1.6%	98.1%	97.9%	0.2%	31,425	30,997	1.4%
Seattle	3,801	3,028	2,952	2.6%	97.4%	98.4%	(1.0)%	34,530	33,823	2.1%
Phoenix	8,703	2,085	2,068	0.8%	96.9%	96.7%	0.2%	55,273	54,908	0.7%
Las Vegas	3,035	2,279	2,250	1.3%	96.7%	96.5%	0.2%	20,751	20,664	0.4%
Denver	2,405	2,657	2,634	0.9%	95.6%	96.2%	(0.6)%	19,038	18,965	0.4%
Western US Subtotal	27,714	2,657	2,608	1.9%	97.5%	97.4%	0.1%	222,103	218,672	1.6%

Florida:
South Florida	7,429	3,210	3,144	2.1%	95.5%	96.2%	(0.7)%	70,246	69,371	1.3%
Tampa	8,259	2,329	2,318	0.5%	95.6%	95.6%	—%	57,653	57,604	0.1%
Orlando	6,490	2,309	2,280	1.3%	96.2%	96.0%	0.2%	45,364	44,803	1.3%
Jacksonville	1,918	2,240	2,199	1.9%	97.0%	96.7%	0.3%	13,005	12,828	1.4%
Florida Subtotal	24,096	2,587	2,553	1.3%	95.8%	96.0%	(0.2)%	186,268	184,606	0.9%

Southeast United States:
Atlanta	11,660	2,145	2,104	1.9%	95.5%	96.3%	(0.8)%	73,722	72,403	1.8%
Carolinas	5,321	2,156	2,110	2.2%	96.0%	96.4%	(0.4)%	34,416	33,795	1.8%
Southeast US Subtotal	16,981	2,149	2,106	2.0%	95.7%	96.3%	(0.6)%	108,138	106,198	1.8%

Texas:
Houston	1,879	1,952	1,936	0.8%	96.1%	95.8%	0.3%	11,058	10,949	1.0%
Dallas	2,629	2,300	2,287	0.6%	94.7%	95.1%	(0.4)%	18,090	18,017	0.4%
Texas Subtotal	4,508	2,154	2,140	0.7%	95.3%	95.4%	(0.1)%	29,148	28,966	0.6%

Midwest United States:
Chicago	2,366	2,643	2,517	5.0%	96.9%	96.1%	0.8%	18,346	17,122	7.1%
Minneapolis	996	2,532	2,439	3.8%	95.8%	95.0%	0.8%	7,491	7,170	4.5%
Midwest US Subtotal	3,362	2,610	2,494	4.7%	96.5%	95.8%	0.7%	25,837	24,292	6.4%

Other (1):	26	2,184	2,193	(0.4)%	89.4%	95.3%	(5.9)%	163	171	(4.7)%

Total / Average	76,687	$2,492	$2,448	1.8%	96.4%	96.5%	(0.1)%	$571,657	$562,905	1.6%

(1)Includes 26 Same Store homes located in Nashville.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 19

Supplemental Schedule 5(a) (Continued)

Same Store Core Revenues Growth Summary — Sequential Quarter
($ in thousands, except avg. monthly rent) (unaudited)

		Avg. Monthly Rent			Average Occupancy			Core Revenues
Seq, Q3 2026	# Homes	Q3 2026	Q2 2026	Change	Q3 2026	Q2 2026	Change	Q3 2026	Q2 2026	Change
Western United States:
Southern California	6,107	$3,300	$3,275	0.8%	99.0%	99.4%	(0.4)%	$61,086	$61,085	—%
Northern California	3,663	2,842	2,831	0.4%	98.1%	98.8%	(0.7)%	31,425	31,542	(0.4)%
Seattle	3,801	3,028	3,005	0.8%	97.4%	98.0%	(0.6)%	34,530	34,326	0.6%
Phoenix	8,703	2,085	2,080	0.2%	96.9%	97.2%	(0.3)%	55,273	55,430	(0.3)%
Las Vegas	3,035	2,279	2,273	0.3%	96.7%	97.4%	(0.7)%	20,751	21,014	(1.3)%
Denver	2,405	2,657	2,654	0.1%	95.6%	96.6%	(1.0)%	19,038	19,196	(0.8)%
Western US Subtotal	27,714	2,657	2,644	0.5%	97.5%	98.0%	(0.5)%	222,103	222,593	(0.2)%

Florida:
South Florida	7,429	3,210	3,190	0.6%	95.5%	97.2%	(1.7)%	70,246	71,153	(1.3)%
Tampa	8,259	2,329	2,317	0.5%	95.6%	96.4%	(0.8)%	57,653	58,071	(0.7)%
Orlando	6,490	2,309	2,297	0.5%	96.2%	96.6%	(0.4)%	45,364	45,476	(0.2)%
Jacksonville	1,918	2,240	2,223	0.8%	97.0%	96.9%	0.1%	13,005	12,977	0.2%
Florida Subtotal	24,096	2,587	2,574	0.5%	95.8%	96.7%	(0.9)%	186,268	187,677	(0.8)%

Southeast United States:
Atlanta	11,660	2,145	2,132	0.6%	95.5%	96.5%	(1.0)%	73,722	74,170	(0.6)%
Carolinas	5,321	2,156	2,143	0.6%	96.0%	97.0%	(1.0)%	34,416	34,528	(0.3)%
Southeast US Subtotal	16,981	2,149	2,136	0.6%	95.7%	96.7%	(1.0)%	108,138	108,698	(0.5)%

Texas:
Houston	1,879	1,952	1,942	0.5%	96.1%	97.0%	(0.9)%	11,058	11,165	(1.0)%
Dallas	2,629	2,300	2,293	0.3%	94.7%	95.6%	(0.9)%	18,090	18,185	(0.5)%
Texas Subtotal	4,508	2,154	2,145	0.4%	95.3%	96.2%	(0.9)%	29,148	29,350	(0.7)%

Midwest United States:
Chicago	2,366	2,643	2,620	0.9%	96.9%	97.1%	(0.2)%	18,346	18,072	1.5%
Minneapolis	996	2,532	2,505	1.1%	95.8%	96.7%	(0.9)%	7,491	7,429	0.8%
Midwest US Subtotal	3,362	2,610	2,586	0.9%	96.5%	97.0%	(0.5)%	25,837	25,501	1.3%

Other (1):	26	2,184	2,200	(0.7)%	89.4%	95.9%	(6.5)%	163	175	(6.9)%

Total / Average	76,687	$2,492	$2,479	0.5%	96.4%	97.2%	(0.8)%	$571,657	$573,994	(0.4)%

(1)Includes 26 Same Store homes located in Nashville.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 20

Supplemental Schedule 5(a) (Continued)

Same Store Core Revenues Growth Summary — YTD
($ in thousands, except avg. monthly rent) (unaudited)

		Avg. Monthly Rent			Average Occupancy			Core Revenues
YoY, YTD 2026	# Homes	YTD 2026	YTD 2025	Change	YTD 2026	YTD 2025	Change	YTD 2026	YTD 2025	Change
Western United States:
Southern California	6,107	$3,276	$3,172	3.3%	98.8%	98.6%	0.2%	$182,348	$176,010	3.6%
Northern California	3,663	2,831	2,781	1.8%	98.3%	98.4%	(0.1)%	94,259	92,799	1.6%
Seattle	3,801	3,002	2,938	2.2%	97.6%	98.1%	(0.5)%	102,746	100,936	1.8%
Phoenix	8,703	2,081	2,065	0.8%	96.9%	97.3%	(0.4)%	165,738	165,213	0.3%
Las Vegas	3,035	2,272	2,239	1.5%	96.8%	97.2%	(0.4)%	62,448	61,884	0.9%
Denver	2,405	2,653	2,614	1.5%	95.9%	96.8%	(0.9)%	57,154	56,825	0.6%
Western US Subtotal	27,714	2,644	2,592	2.0%	97.5%	97.8%	(0.3)%	664,693	653,667	1.7%

Florida:
South Florida	7,429	3,192	3,121	2.3%	96.3%	96.7%	(0.4)%	211,824	207,553	2.1%
Tampa	8,259	2,321	2,308	0.6%	96.0%	96.0%	—%	173,522	172,317	0.7%
Orlando	6,490	2,298	2,267	1.4%	96.2%	96.9%	(0.7)%	135,714	134,695	0.8%
Jacksonville	1,918	2,226	2,188	1.7%	96.8%	97.2%	(0.4)%	38,875	38,471	1.1%
Florida Subtotal	24,096	2,576	2,538	1.5%	96.2%	96.5%	(0.3)%	559,935	553,036	1.2%

Southeast United States:
Atlanta	11,660	2,134	2,088	2.2%	96.0%	96.8%	(0.8)%	221,548	216,952	2.1%
Carolinas	5,321	2,148	2,094	2.6%	96.2%	97.0%	(0.8)%	103,130	101,344	1.8%
Southeast US Subtotal	16,981	2,138	2,090	2.3%	96.1%	96.8%	(0.7)%	324,678	318,296	2.0%

Texas:
Houston	1,879	1,946	1,927	1.0%	96.6%	96.5%	0.1%	33,393	32,965	1.3%
Dallas	2,629	2,295	2,282	0.6%	95.2%	96.1%	(0.9)%	54,397	54,425	(0.1)%
Texas Subtotal	4,508	2,148	2,133	0.7%	95.8%	96.2%	(0.4)%	87,790	87,390	0.5%

Midwest United States:
Chicago	2,366	2,616	2,476	5.7%	96.5%	96.9%	(0.4)%	54,104	51,396	5.3%
Minneapolis	996	2,509	2,404	4.4%	95.8%	95.8%	—%	22,218	21,359	4.0%
Midwest US Subtotal	3,362	2,585	2,455	5.3%	96.3%	96.6%	(0.3)%	76,322	72,755	4.9%

Other (1):	26	2,190	2,192	(0.1)%	92.2%	96.4%	(4.2)%	497	513	(3.1)%

Total / Average	76,687	$2,480	$2,431	2.0%	96.6%	97.0%	(0.4)%	$1,713,915	$1,685,657	1.7%

(1)Includes 26 Same Store homes located in Nashville.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 21

Supplemental Schedule 5(b)

Same Store NOI Growth and Margin Summary — YoY Quarter
($ in thousands) (unaudited)

	Core Revenues			Core Operating Expenses			Net Operating Income			Core NOI Margin
YoY, Q3 2026	Q3 2026	Q3 2025	Change	Q3 2026	Q3 2025	Change	Q3 2026	Q3 2025	Change	Q3 2026	Q3 2025
Western United States:
Southern California	$61,086	$59,315	3.0%	$15,876	$15,589	1.8%	$45,210	$43,726	3.4%	74.0%	73.7%
Northern California	31,425	30,997	1.4%	8,028	7,943	1.1%	23,397	23,054	1.5%	74.5%	74.4%
Seattle	34,530	33,823	2.1%	8,988	8,434	6.6%	25,542	25,389	0.6%	74.0%	75.1%
Phoenix	55,273	54,908	0.7%	12,705	12,233	3.9%	42,568	42,675	(0.3)%	77.0%	77.7%
Las Vegas	20,751	20,664	0.4%	5,332	5,108	4.4%	15,419	15,556	(0.9)%	74.3%	75.3%
Denver	19,038	18,965	0.4%	4,197	4,090	2.6%	14,841	14,875	(0.2)%	78.0%	78.4%
Western US Subtotal	222,103	218,672	1.6%	55,126	53,397	3.2%	166,977	165,275	1.0%	75.2%	75.6%

Florida:
South Florida	70,246	69,371	1.3%	29,124	27,972	4.1%	41,122	41,399	(0.7)%	58.5%	59.7%
Tampa	57,653	57,604	0.1%	22,169	22,814	(2.8)%	35,484	34,790	2.0%	61.5%	60.4%
Orlando	45,364	44,803	1.3%	16,600	17,168	(3.3)%	28,764	27,635	4.1%	63.4%	61.7%
Jacksonville	13,005	12,828	1.4%	4,721	4,773	(1.1)%	8,284	8,055	2.8%	63.7%	62.8%
Florida Subtotal	186,268	184,606	0.9%	72,614	72,727	(0.2)%	113,654	111,879	1.6%	61.0%	60.6%

Southeast United States:
Atlanta	73,722	72,403	1.8%	28,702	26,314	9.1%	45,020	46,089	(2.3)%	61.1%	63.7%
Carolinas	34,416	33,795	1.8%	10,335	10,259	0.7%	24,081	23,536	2.3%	70.0%	69.6%
Southeast US Subtotal	108,138	106,198	1.8%	39,037	36,573	6.7%	69,101	69,625	(0.8)%	63.9%	65.6%

Texas:
Houston	11,058	10,949	1.0%	5,426	5,268	3.0%	5,632	5,681	(0.9)%	50.9%	51.9%
Dallas	18,090	18,017	0.4%	7,459	7,375	1.1%	10,631	10,642	(0.1)%	58.8%	59.1%
Texas Subtotal	29,148	28,966	0.6%	12,885	12,643	1.9%	16,263	16,323	(0.4)%	55.8%	56.4%

Midwest United States:
Chicago	18,346	17,122	7.1%	8,730	8,216	6.3%	9,616	8,906	8.0%	52.4%	52.0%
Minneapolis	7,491	7,170	4.5%	2,574	2,729	(5.7)%	4,917	4,441	10.7%	65.6%	61.9%
Midwest US Subtotal	25,837	24,292	6.4%	11,304	10,945	3.3%	14,533	13,347	8.9%	56.2%	54.9%

Other (1):	163	171	(4.7)%	52	48	8.3%	111	123	(9.8)%	68.1%	71.9%

Total / Average	$571,657	$562,905	1.6%	$191,018	$186,333	2.5%	$380,639	$376,572	1.1%	66.6%	66.9%

(1)Includes 26 Same Store homes located in Nashville.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 22

Supplemental Schedule 5(b) (Continued)

Same Store NOI Growth and Margin Summary — Sequential Quarter
($ in thousands) (unaudited)

	Core Revenues			Core Operating Expenses			Net Operating Income			Core NOI Margin
Seq, Q3 2026	Q3 2026	Q2 2026	Change	Q3 2026	Q2 2026	Change	Q3 2026	Q2 2026	Change	Q3 2026	Q2 2026
Western United States:
Southern California	$61,086	$61,085	—%	$15,876	$14,851	6.9%	$45,210	$46,234	(2.2)%	74.0%	75.7%
Northern California	31,425	31,542	(0.4)%	8,028	7,750	3.6%	23,397	23,792	(1.7)%	74.5%	75.4%
Seattle	34,530	34,326	0.6%	8,988	9,068	(0.9)%	25,542	25,258	1.1%	74.0%	73.6%
Phoenix	55,273	55,430	(0.3)%	12,705	11,493	10.5%	42,568	43,937	(3.1)%	77.0%	79.3%
Las Vegas	20,751	21,014	(1.3)%	5,332	4,916	8.5%	15,419	16,098	(4.2)%	74.3%	76.6%
Denver	19,038	19,196	(0.8)%	4,197	4,043	3.8%	14,841	15,153	(2.1)%	78.0%	78.9%
Western US Subtotal	222,103	222,593	(0.2)%	55,126	52,121	5.8%	166,977	170,472	(2.1)%	75.2%	76.6%

Florida:
South Florida	70,246	71,153	(1.3)%	29,124	28,211	3.2%	41,122	42,942	(4.2)%	58.5%	60.4%
Tampa	57,653	58,071	(0.7)%	22,169	22,494	(1.4)%	35,484	35,577	(0.3)%	61.5%	61.3%
Orlando	45,364	45,476	(0.2)%	16,600	17,018	(2.5)%	28,764	28,458	1.1%	63.4%	62.6%
Jacksonville	13,005	12,977	0.2%	4,721	4,813	(1.9)%	8,284	8,164	1.5%	63.7%	62.9%
Florida Subtotal	186,268	187,677	(0.8)%	72,614	72,536	0.1%	113,654	115,141	(1.3)%	61.0%	61.4%

Southeast United States:
Atlanta	73,722	74,170	(0.6)%	28,702	26,457	8.5%	45,020	47,713	(5.6)%	61.1%	64.3%
Carolinas	34,416	34,528	(0.3)%	10,335	9,605	7.6%	24,081	24,923	(3.4)%	70.0%	72.2%
Southeast US Subtotal	108,138	108,698	(0.5)%	39,037	36,062	8.2%	69,101	72,636	(4.9)%	63.9%	66.8%

Texas:
Houston	11,058	11,165	(1.0)%	5,426	5,024	8.0%	5,632	6,141	(8.3)%	50.9%	55.0%
Dallas	18,090	18,185	(0.5)%	7,459	6,869	8.6%	10,631	11,316	(6.1)%	58.8%	62.2%
Texas Subtotal	29,148	29,350	(0.7)%	12,885	11,893	8.3%	16,263	17,457	(6.8)%	55.8%	59.5%

Midwest United States:
Chicago	18,346	18,072	1.5%	8,730	8,004	9.1%	9,616	10,068	(4.5)%	52.4%	55.7%
Minneapolis	7,491	7,429	0.8%	2,574	2,389	7.7%	4,917	5,040	(2.4)%	65.6%	67.8%
Midwest US Subtotal	25,837	25,501	1.3%	11,304	10,393	8.8%	14,533	15,108	(3.8)%	56.2%	59.2%

Other (1):	163	175	(6.9)%	52	43	20.9%	111	132	(15.9)%	68.1%	75.4%

Total / Average	$571,657	$573,994	(0.4)%	$191,018	$183,048	4.4%	$380,639	$390,946	(2.6)%	66.6%	68.1%

(1)Includes 26 Same Store homes located in Nashville.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 23

Supplemental Schedule 5(b) (Continued)

Same Store NOI Growth and Margin Summary — YTD
($ in thousands) (unaudited)

	Core Revenues			Core Operating Expenses			Net Operating Income			Core NOI Margin
YoY, YTD 2026	YTD 2026	YTD 2025	Change	YTD 2026	YTD 2025	Change	YTD 2026	YTD 2025	Change	YTD 2026	YTD 2025
Western United States:
Southern California	$182,348	$176,010	3.6%	$45,849	$46,503	(1.4)%	$136,499	$129,507	5.4%	74.9%	73.6%
Northern California	94,259	92,799	1.6%	23,845	23,436	1.7%	70,414	69,363	1.5%	74.7%	74.7%
Seattle	102,746	100,936	1.8%	27,556	25,739	7.1%	75,190	75,197	—%	73.2%	74.5%
Phoenix	165,738	165,213	0.3%	35,664	33,132	7.6%	130,074	132,081	(1.5)%	78.5%	79.9%
Las Vegas	62,448	61,884	0.9%	15,068	14,251	5.7%	47,380	47,633	(0.5)%	75.9%	77.0%
Denver	57,154	56,825	0.6%	12,401	12,018	3.2%	44,753	44,807	(0.1)%	78.3%	78.9%
Western US Subtotal	664,693	653,667	1.7%	160,383	155,079	3.4%	504,310	498,588	1.1%	75.9%	76.3%

Florida:
South Florida	211,824	207,553	2.1%	85,081	82,003	3.8%	126,743	125,550	1.0%	59.8%	60.5%
Tampa	173,522	172,317	0.7%	66,417	66,298	0.2%	107,105	106,019	1.0%	61.7%	61.5%
Orlando	135,714	134,695	0.8%	50,185	49,022	2.4%	85,529	85,673	(0.2)%	63.0%	63.6%
Jacksonville	38,875	38,471	1.1%	14,270	13,921	2.5%	24,605	24,550	0.2%	63.3%	63.8%
Florida Subtotal	559,935	553,036	1.2%	215,953	211,244	2.2%	343,982	341,792	0.6%	61.4%	61.8%

Southeast United States:
Atlanta	221,548	216,952	2.1%	80,662	76,444	5.5%	140,886	140,508	0.3%	63.6%	64.8%
Carolinas	103,130	101,344	1.8%	29,626	29,369	0.9%	73,504	71,975	2.1%	71.3%	71.0%
Southeast US Subtotal	324,678	318,296	2.0%	110,288	105,813	4.2%	214,390	212,483	0.9%	66.0%	66.8%

Texas:
Houston	33,393	32,965	1.3%	15,314	14,841	3.2%	18,079	18,124	(0.2)%	54.1%	55.0%
Dallas	54,397	54,425	(0.1)%	20,747	19,812	4.7%	33,650	34,613	(2.8)%	61.9%	63.6%
Texas Subtotal	87,790	87,390	0.5%	36,061	34,653	4.1%	51,729	52,737	(1.9)%	58.9%	60.3%

Midwest United States:
Chicago	54,104	51,396	5.3%	24,622	23,156	6.3%	29,482	28,240	4.4%	54.5%	54.9%
Minneapolis	22,218	21,359	4.0%	7,537	7,410	1.7%	14,681	13,949	5.2%	66.1%	65.3%
Midwest US Subtotal	76,322	72,755	4.9%	32,159	30,566	5.2%	44,163	42,189	4.7%	57.9%	58.0%

Other (1):	497	513	(3.1)%	152	140	8.6%	345	373	(7.5)%	69.4%	72.7%

Total / Average	$1,713,915	$1,685,657	1.7%	$554,996	$537,495	3.3%	$1,158,919	$1,148,162	0.9%	67.6%	68.1%

(1)Includes 26 Same Store homes located in Nashville.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 24

Supplemental Schedule 5(c)

Same Store Lease-Over-Lease Rent Growth
(unaudited)

	Rental Rate Growth
	Q3 2026			YTD 2026
	Renewal	New	Blended	Renewal	New	Blended
	Leases	Leases	Average	Leases	Leases	Average
Western United States:
Southern California	5.4%	4.1%	5.2%	5.1%	2.9%	4.8%
Northern California	1.3%	3.5%	1.8%	2.0%	2.0%	2.0%
Seattle	4.3%	2.7%	3.9%	4.7%	2.0%	4.0%
Phoenix	4.0%	(2.9)%	1.9%	3.2%	(3.4)%	1.1%
Las Vegas	3.8%	(2.3)%	2.0%	3.2%	(2.3)%	1.6%
Denver	3.3%	(0.4)%	2.0%	2.2%	(1.0)%	1.0%
Western US Subtotal	3.9%	0.1%	3.0%	3.7%	(0.5)%	2.6%

Florida:
South Florida	5.8%	(2.6)%	3.2%	5.2%	(2.6)%	3.0%
Tampa	4.0%	(2.4)%	1.9%	2.9%	(3.0)%	1.1%
Orlando	4.1%	1.2%	3.1%	3.4%	(0.3)%	2.1%
Jacksonville	4.6%	2.5%	4.0%	3.5%	0.8%	2.7%
Florida Subtotal	4.8%	(1.3)%	2.8%	3.9%	(1.9)%	2.1%

Southeast United States:
Atlanta	3.8%	(0.7)%	2.4%	3.5%	(0.7)%	2.3%
Carolinas	3.7%	2.2%	3.2%	3.0%	1.0%	2.4%
Southeast US Subtotal	3.8%	0.3%	2.7%	3.4%	(0.1)%	2.3%

Texas:
Houston	4.9%	(0.5)%	3.2%	2.9%	(2.5)%	1.6%
Dallas	4.0%	(0.1)%	2.6%	2.8%	(1.9)%	1.3%
Texas Subtotal	4.4%	(0.2)%	2.8%	2.9%	(2.1)%	1.4%

Midwest United States:
Chicago	5.4%	6.4%	5.7%	5.8%	5.4%	5.7%
Minneapolis	5.4%	4.4%	5.1%	5.9%	3.2%	5.1%
Midwest US Subtotal	5.4%	5.8%	5.5%	5.8%	4.7%	5.5%

Other (1):	5.3%	(11.0)%	0.7%	3.7%	(5.2)%	(0.2)%

Total / Average	4.3%	(0.2)%	3.0%	3.7%	(0.8)%	2.4%

(1)Includes 26 Same Store homes located in Nashville.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 25

Supplemental Schedule 6

Same Store Cost to Maintain, net (1)
($ in thousands, except per home amounts) (unaudited)

Total	Q3 2026	Q2 2026	Q1 2026	Q4 2025	Q3 2025
R&M OpEx, net	$31,252	$26,646	$22,873	$23,638	$29,972
Turn OpEx, net	12,390	10,184	9,295	10,109	11,619
Total recurring operating expenses, net	$43,642	$36,830	$32,168	$33,747	$41,591

R&M CapEx	$41,296	$29,367	$26,110	$25,733	$34,493
Turn CapEx	10,447	8,187	8,992	9,649	10,888
Total Recurring Capital Expenditures	$51,743	$37,554	$35,102	$35,382	$45,381

R&M OpEx, net + R&M CapEx	$72,548	$56,013	$48,983	$49,371	$64,465
Turn OpEx, net + Turn CapEx	22,837	18,371	18,287	19,758	22,507
Total Cost to Maintain, net	$95,385	$74,384	$67,270	$69,129	$86,972

Per Home	Q3 2026	Q2 2026	Q1 2026	Q4 2025	Q3 2025
Total Cost to Maintain, net	$1,244	$970	$877	$901	$1,134

(1)Recurring R&M OpEx and Turn OpEx are presented net of applicable resident recoveries.

Total Wholly Owned Portfolio Capital Expenditure Detail
($ in thousands) (unaudited)

Total	Q3 2026	Q2 2026	Q1 2026	Q4 2025	Q3 2025
Recurring CapEx	$56,274	$41,392	$40,058	$40,112	$51,719
Value Enhancing CapEx	13,727	14,203	12,618	14,904	21,370
Initial Renovation CapEx	2,714	3,224	4,068	5,708	6,927
Disposition CapEx	729	1,274	1,033	904	862
Total Capital Expenditures	$73,444	$60,093	$57,777	$61,628	$80,878

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 26

Supplemental Schedule 7

Adjusted Property Management and G&A Reconciliation
($ in thousands) (unaudited)

Adjusted Property Management Expense	Q3 2026	Q3 2025	YTD 2026	YTD 2025
Property management expense (GAAP)	$39,163	$37,073	$116,214	$109,645
Adjustments:
Share-based compensation expense	(1,824)	(1,562)	(6,089)	(4,779)
Adjusted property management expense	$37,339	$35,511	$110,125	$104,866

Adjusted G&A Expense	Q3 2026	Q3 2025	YTD 2026	YTD 2025
G&A expense (GAAP)	$34,233	$18,444	$95,884	$71,553
Adjustments:
Share-based compensation expense	(9,638)	(354)	(25,419)	(15,758)
Business reorganization (1)	(1,598)	—	(4,378)	(2,420)
Adjusted G&A expense	$22,997	$18,090	$66,087	$53,375

(1)Includes severance, restructuring, acquisition, and integration costs.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 27

Supplemental Schedule 8(a)

Acquisitions and Dispositions
(unaudited)	June 30, 2026	Q3 2026 Acquisitions (1)		Pathway Homes Reclass	Q3 2026 Dispositions (2)		September 30, 2026
	Homes	Homes	Avg. Est.	Homes	Homes	Average	Homes
	Owned	Acq.	Cost Basis	Owned (3)	Sold	Sales Price	Owned
Wholly Owned Portfolio
Western United States:
Southern California	6,834	—	$—	—	(199)	$676,453	6,635
Northern California	3,889	—	—	—	(84)	498,520	3,805
Seattle	3,869	—	—	—	(30)	524,748	3,839
Phoenix	9,160	2	352,552	100	(37)	352,908	9,225
Las Vegas	3,378	—	—	—	(4)	478,875	3,374
Denver	3,038	34	404,829	42	(6)	352,083	3,108
Western US Subtotal	30,168	36	401,925	142	(360)	581,439	29,986

Florida:
South Florida	7,841	—		—	(95)	487,401	7,746
Tampa	9,610	24	311,910	17	(57)	308,992	9,594
Orlando	7,050	26	447,010	16	(19)	319,358	7,073
Jacksonville	2,133	—		—	(7)	364,814	2,126
Florida Subtotal	26,634	50	382,162	33	(178)	407,512	26,539

Southeast United States:
Atlanta	12,561	35	344,337	200	(64)	298,349	12,732
Carolinas	6,130	20	348,769	120	(16)	352,866	6,254
Southeast US Subtotal	18,691	55	345,949	320	(80)	309,252	18,986

Texas:
Houston	2,594	6	272,319	—	(8)	229,950	2,592
Dallas	3,546	48	250,777	303	(15)	254,636	3,882
Texas Subtotal	6,140	54	253,170	303	(23)	246,049	6,474

Midwest United States:
Chicago	2,429	—	—	—	(13)	380,154	2,416
Minneapolis	1,024	—	—	—	(4)	283,000	1,020
Midwest US Subtotal	3,453	—	—	—	(17)	357,294	3,436

Other (4):	423	21	356,526	96	—	—	540

Total / Average	85,509	216	$341,495	894	(658)	$483,782	85,961

Joint Venture Portfolio
2020 Rockpoint JV (5)	2,604	—	$—	—	—	$—	2,604
2022 Rockpoint JV (6)	462	259	321,922	—	—	—	721
FNMA JV (7)	298	—	—	—	(14)	400,986	284
Pathway Homes (3)	866	29	294,580	(894)	(1)	333,050	—
Upward America JV (8)	3,720	—	—	—	(3)	279,000	3,717
2024 Peregrine JV (9)	119	—	—	—	—	—	119

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 28

Supplemental Schedule 8(a) (Continued)

(1)Estimated stabilized cap rates on wholly owned acquisitions during the quarter averaged 5.7%. Stabilized cap rate represents forecasted nominal NOI for the 12 months following stabilization, divided by estimated cost basis.
(2)Cap rates on wholly owned dispositions during the quarter averaged 2.4%. Disposition cap rate represents actual NOI recognized in the 12 months prior to the month of disposition, divided by sales price.
(3)Pathway Homes was previously held through a joint venture. On September 15, 2026, we acquired the general partner and all other interests in Pathway Homes, resulting in our ownership of a controlling financial interest and the consolidation of the entity. As a result, the 894 homes held by Pathway Homes at the time were reclassified from our joint venture portfolio to our wholly owned portfolio during Q3 2026. These homes are shown as a reclassification and are not included in Q3 wholly owned acquisitions or joint venture dispositions.
(4)Includes homes located in San Antonio, Salt Lake City, Austin, and Nashville.
(5)Represents portfolio owned by the 2020 Rockpoint JV, of which we own 20.0%.
(6)Represents portfolio owned by the 2022 Rockpoint JV, of which we own 16.7%.
(7)Represents portfolio owned by the FNMA JV, of which we own 10.0%; however, our share of income is 50.0% as a result of achieving a promote interest threshold pursuant to the terms of the joint venture agreement.
(8)Represents portfolio owned by the Upward America JV, of which we own 7.2%.
(9)Represents portfolio owned by the 2024 Peregrine JV, of which we own 30.0%.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 29

Supplemental Schedule 8(b)

Expected Development Pipeline of New Homes — As of September 30, 2026
(unaudited)

	Pipeline as of September 30, 2026 (1)(2)	Estimated Deliveries in Q4 2026	Estimated Deliveries Thereafter	Avg. Estimated Cost Basis Per Home

Denver	45	2	43	$390,000
Tampa	42	16	26	310,000
Orlando	55	14	41	450,000
Atlanta	55	24	31	330,000
Carolinas	41	11	30	290,000
Total / Average	238	67	171	$360,000

(1)Represents the number of new homes as of September 30, 2026 that are under contract to be built and delivered during a future period to Invitation Homes or one of our joint ventures.
(2)Pipeline rollforward:

Pipeline as of June 30, 2026	311
Q3 2026 additions and cancellations (net)	83
Q3 2026 deliveries	(156)
Pipeline as of September 30, 2026	238

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 30

Glossary and Reconciliations

Average Estimated Cost Basis
Average estimated cost basis on acquisition represents the sum of purchase price, any closing adjustments, and estimated initial renovation expenditure for an acquired home or population of homes.

Average Monthly Rent
Average monthly rent represents average monthly rental income per home for occupied properties in an identified population of homes over the measurement period, and reflects the impact of non-service rental concessions and contractual rent increases amortized over the life of the related lease.

Average Occupancy
Average occupancy for an identified population of homes represents (i) the total number of days that the homes in such population were occupied during the measurement period, divided by (ii) the total number of days that the homes in such population were owned during the measurement period.

Bad Debt
Bad debt represents our reserves for residents’ accounts receivables balances that are aged greater than 30 days, under the rationale that a resident’s security deposit should cover approximately the first 30 days of receivables. For all resident receivables balances aged greater than 30 days, the amount reserved as bad debt is 100% of outstanding receivables from the resident, less the amount of the resident’s security deposit on hand. For the purpose of determining age of receivables, charges are considered to be due based on the terms of the original lease, not based on a payment plan if one is in place. All rental revenues and other property income, in both Total Portfolio and Same Store Portfolio presentations, are reflected net of bad debt.

Core NOI Margin
Core NOI margin for an identified population of homes is calculated by dividing NOI by Core Revenues attributable to such population.

Core Operating Expenses
Core operating expenses for an identified population of homes reflect property operating and maintenance expenses, excluding any expenses recovered from residents.

Core Revenues
Core revenues for an identified population of homes reflects total revenues, net of any resident recoveries.

Cost to Maintain, net
Cost to maintain, net a home represents the sum of the expensed and capitalized portions of recurring repairs & maintenance and turn spend, net of resident reimbursements, as indicated in tables presented, not including the internal labor associated with such work.

Disposition CapEx
Disposition CapEx represents expenditures related to the preparation of a home for disposition after the prior tenant has moved out of the home.

EBITDA, EBITDAre, and Adjusted EBITDAre
EBITDA, EBITDAre, and Adjusted EBITDAre are supplemental, non-GAAP measures often utilized to evaluate the performance of real estate companies. We define EBITDA as net income or loss computed in accordance with accounting principles generally accepted in the United States (“GAAP”) before the following items: interest expense; income tax expense; depreciation and amortization; and adjustments for unconsolidated joint ventures. The National Association of Real Estate Investment Trusts (“Nareit”) recommends as a best practice that REITs that report an EBITDA performance measure also report EBITDAre. Consistent with the Nareit definition, we define EBITDAre as EBITDA, further adjusted for gain on sale of property, net of tax; and impairment on depreciated real estate investments. Adjusted EBITDAre is defined as EBITDAre before the following items: share-based compensation expense; business

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 31 reorganization; casualty (gains) losses and reserves, net; (gains) losses on debt extinguishment and modifications; and other income and expenses. EBITDA, EBITDAre, and Adjusted EBITDAre are used as supplemental financial performance measures by management and by external users of our financial statements, such as investors and commercial banks. Set forth below is additional detail on how management uses EBITDA, EBITDAre, and Adjusted EBITDAre as measures of performance.

The GAAP measure most directly comparable to EBITDA, EBITDAre, and Adjusted EBITDAre is net income or loss. EBITDA, EBITDAre, and Adjusted EBITDAre are not used as measures of our liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our EBITDA, EBITDAre, and Adjusted EBITDAre may not be comparable to the EBITDA, EBITDAre, and Adjusted EBITDAre of other companies due to the fact that not all companies use the same definitions of EBITDA, EBITDAre, and Adjusted EBITDAre. Accordingly, there can be no assurance that our basis for computing these non-GAAP measures is comparable with that of other companies. See “Reconciliation of Net Income to Adjusted EBITDAre” for a reconciliation of GAAP net income to EBITDA, EBITDAre, and Adjusted EBITDAre.

Funds from Operations (FFO), Core Funds from Operations (Core FFO), and Adjusted Funds from Operations (AFFO)
FFO, Core FFO, and Adjusted FFO are supplemental, non-GAAP measures often utilized to evaluate the performance of real estate companies. FFO is defined by Nareit as net income or loss (computed in accordance with GAAP) excluding gains or losses from sales of previously depreciated real estate assets, plus depreciation, amortization and impairment of real estate assets, and adjustments for unconsolidated joint ventures. We define Core FFO as FFO adjusted for the following (including adjustments for unconsolidated joint ventures, as applicable): non-cash interest expense related to amortization of deferred financing costs, loan discounts, and non-cash interest expense from derivatives; share-based compensation expense; legal settlements; amortization of intangible assets; business reorganization; casualty (gains) losses and reserves, net; (gains) losses on debt extinguishment and modifications; non-cash provision for (reversal of) credit losses, net; and (gains) losses on investments in equity and other securities, net, as applicable. We define Adjusted FFO as Core FFO less Recurring Capital Expenditures, including adjustments for unconsolidated joint ventures, that are necessary to help preserve the value and maintain the functionality of our homes.

We believe that FFO is a meaningful supplemental measure of the operating performance of our business because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure as it excludes historical cost depreciation and amortization, impairment on depreciated real estate investments, gains or losses related to sales of previously depreciated homes, as well non-controlling interests, from GAAP net income or loss. We believe that Core FFO and Adjusted FFO are also meaningful supplemental measures of our operating performance for the same reasons as FFO and are further helpful to investors as they provide a more consistent measurement of our performance across reporting periods by removing the impact of certain items that are not comparable from period to period.

The GAAP measure most directly comparable to Core FFO and Adjusted FFO is net income or loss. FFO, Core FFO, and Adjusted FFO are not used as measures of our liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our FFO, Core FFO, and Adjusted FFO may not be comparable to the FFO, Core FFO, and Adjusted FFO of other companies due to the fact that not all companies use the same definition of FFO, Core FFO, and Adjusted FFO. Accordingly, there can be no assurance that our basis for computing these non-GAAP measures is comparable with that of other companies. See “Reconciliation of FFO, Core FFO, and Adjusted FFO” for a reconciliation of GAAP net income to FFO, Core FFO, and Adjusted FFO.

Initial Renovation CapEx
Initial renovation CapEx represents expenditures related to the first post-acquisition renovation of a home to bring the home to our standards and specifications.

Net Operating Income (NOI)
NOI is a non-GAAP measure often used to evaluate the performance of real estate companies. We define NOI for an identified population of homes as rental revenues and other property income less property operating and maintenance expense (which consists primarily of property taxes, insurance, HOA fees (when applicable), market-level personnel expenses, utility expenses, repairs and maintenance, and property administration). NOI excludes: management fee revenues; homebuilding revenues; property management expense; homebuilding cost of sales; general and administrative expense; interest expense; depreciation and amortization; casualty

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 32 losses, impairment, and other; gain on sale of property, net of tax; losses from investments in unconsolidated joint ventures; (gains) losses on debt extinguishment and modifications; and other income and expenses.

The GAAP measure most directly comparable to NOI is net income or loss. NOI is not used as a measure of liquidity and should not be considered as an alternative to net income or loss or any other measure of financial performance presented in accordance with GAAP. Our NOI may not be comparable to the NOI of other companies due to the fact that not all companies use the same definition of NOI. Accordingly, there can be no assurance that our basis for computing this non-GAAP measure is comparable with that of other companies.

We believe that Same Store NOI is also a meaningful supplemental measure of our operating performance for the same reasons as NOI and is further helpful to investors as it provides a more consistent measurement of our performance across reporting periods by reflecting NOI for homes in our Same Store Portfolio. See “Reconciliation of Net Income to Same Store NOI” for a reconciliation of GAAP net income to NOI for our total portfolio and NOI for our Same Store Portfolio.

PSF
PSF means per square foot.

Recurring Capital Expenditures or Recurring CapEx
Recurring Capital Expenditures or Recurring CapEx represents general replacements and expenditures required to preserve and maintain the value and functionality of a home and our systems as a single-family rental.

Rental Rate Growth
Rental rate growth for any home represents the percentage difference between the monthly rent from an expiring lease and the monthly rent from the next lease, and, in each case, reflects the impact of any amortized non-service rent concessions and amortized contractual rent increases. Leases are either renewal leases, where our current resident chooses to stay for a subsequent lease term, or a new lease, where our previous resident moves out and a new resident signs a lease to occupy the same home.

Same Store / Same Store Portfolio
Same Store or Same Store portfolio includes, for a given reporting period, wholly owned homes that have been stabilized and seasoned, excluding homes that have been sold, homes that have been identified for sale to an owner occupant and have become vacant, homes that have been deemed inoperable or significantly impaired by casualty loss events or force majeure, homes acquired in portfolio transactions that are deemed not to have undergone renovations of sufficiently similar quality and characteristics as our existing Same Store portfolio, homes occupied without a valid lease or other legal right of possession, and homes in markets that we have announced an intent to exit where we no longer operate a significant number of homes for the primary purpose of income generation.

Homes are considered stabilized if they have (i) completed an initial renovation and (ii) entered into at least one post-initial renovation lease. An acquired portfolio that is both leased and deemed to be of sufficiently similar quality, characteristics, and lease terms as our existing Same Store portfolio may be considered stabilized at the time of acquisition.

Homes are considered to be seasoned once they have been stabilized for at least 15 months prior to January 1st of the year in which the Same Store portfolio was established.

We believe presenting information about the portion of our portfolio that has been fully operational for the entirety of a given reporting period and our prior year comparison period provides management and external stakeholders with meaningful information about the performance of our comparable homes across periods and about trends in our organic business.

Total Homes / Total Portfolio
Total homes or total portfolio refers to the total number of homes owned, whether or not stabilized, and excludes any properties previously acquired in purchases that have been subsequently rescinded or vacated. Unless otherwise indicated, total homes or total portfolio refers to the wholly owned homes and excludes homes owned in joint ventures.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 33

Turnover Rate
Turnover rate represents the number of instances that homes in an identified population become unoccupied in a given period, divided by the number of homes in such population.

Unsecured Facility Covenants
Unsecured facility covenants refer to financial and operating requirements that we must meet with respect to our $1,750 million revolving credit facility (the “Revolving Facility”) and our $1,750 million term loan facility (the “2024 Term Loan Facility” and together with the Revolving Facility, the “Credit Facility”), as set forth in our Second Amended and Restated Revolving Credit and Term Loan Agreement dated September 9, 2024, as amended, and our $725 million term loan facility (the “2022 Term Loan Facility” and together with the 2024 Term Loan Facility, the “Term Loan Facilities”), as set forth in our 2022 Term Loan Agreement, as amended (together with the Credit Facility, the “Unsecured Credit Agreements”). The metrics provided under the “Unsecured Facilities Covenant Compliance” heading on Supplemental Schedule 2(b) show our compliance with certain covenants that we believe are our most restrictive financial covenants, including: total leverage ratio, secured leverage ratio, unencumbered leverage ratio, fixed charge coverage ratio, and unsecured interest coverage ratio.

Total leverage ratio represents (i) total outstanding indebtedness (including our pro rata share of debt in unconsolidated entities), as defined by the Unsecured Credit Agreements, divided by (ii) total asset value (including our pro rata share of assets in unconsolidated entities), as defined in the Unsecured Credit Agreements. For the purpose of calculating total asset value under the terms of the Unsecured Credit Agreements, properties owned for at least one year are valued by dividing NOI by a 6% capitalization rate (the market standard for residential loans), and properties owned for less than one year are valued at either their gross book value or by dividing NOI by a 6% capitalization rate.

Secured leverage ratio represents (i) total outstanding secured indebtedness (including our pro rata share of secured debt in unconsolidated entities), as defined by the Unsecured Credit Agreements, divided by (ii) total asset value (including our pro rata share of assets in unconsolidated entities), as defined in the Unsecured Credit Agreements. For the purpose of calculating total asset value under the terms of the Unsecured Credit Agreements, properties owned for at least one year are valued by dividing NOI by a 6% capitalization rate (the market standard for residential loans), and properties owned for less than one year are valued at either their gross book value or by dividing NOI by a 6% capitalization rate.

Unencumbered leverage ratio represents (i) total outstanding unsecured indebtedness (including our pro rata share of unsecured debt in unconsolidated entities), as defined by the Unsecured Credit Agreements, divided by (ii) unencumbered asset value, as defined in the Unsecured Credit Agreements. For the purpose of calculating unencumbered asset value under the terms of the Unsecured Credit Agreements, properties owned for at least one year are valued by dividing NOI by a 6% capitalization rate (the market standard for residential loans), and properties owned for less than one year are valued at either their gross book value or by dividing NOI by a 6% capitalization rate.

Fixed charge coverage ratio represents (i) the trailing four quarters’ EBITDA (including our pro rata share of EBITDA from unconsolidated entities), as defined by the Unsecured Credit Agreements, divided by (ii) the trailing four quarters’ fixed charges (including our pro rata share of fixed charges in unconsolidated entities), as defined in the Unsecured Credit Agreements. Fixed charges include cash interest expense, regularly scheduled principal payments, and preferred stock or preferred OP unit dividends.

Unsecured interest coverage ratio represents (i) the trailing four quarters’ unencumbered NOI, as defined by the Unsecured Credit Agreements, divided by (ii) the trailing four quarters’ total unsecured interest expense (including our pro rata share of interest expense from unsecured debt in unconsolidated entities), as defined in the Unsecured Credit Agreements.

The metrics set forth under the “Unsecured Facilities Covenant Compliance” heading on Supplemental Schedule 2(b), and described above, are provided only to show our compliance with these covenants. These metrics should not be used for any other purpose, including without limitation to evaluate our financial condition or results of operations, nor do they indicate our covenant compliance as of any other date or for any other period. These metrics, or components of these metrics described above, may be defined differently in the Unsecured Credit Agreements than similarly named metrics are defined by us in our Earnings Release and Supplemental Information for the purposes of evaluating our financial conditions or results of operations. For a more complete and detailed description of the covenants contained in our Unsecured Credit Agreements, see the applicable exhibits to our Annual Report.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 34

The breach of any of the covenants set forth in the Unsecured Credit Agreements could result in a default of our indebtedness related to our Revolving Facility and Term Loan Facilities, which could cause those obligations to become due and payable. Our ability to comply with these covenants may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments, or other events adversely impacting it. If any of our indebtedness is accelerated, we may not be able to repay it. For risks related to failure to comply with covenants, see Part I. Item 1A. “Risk Factors” in our Annual Report, as such factors may be updated from time to time in our periodic filings with the SEC.

Unsecured Public Bond Covenants
Unsecured public bond covenants refer to financial and operating requirements that we must meet with respect to our senior notes, as set forth in our Supplemental Indentures to the Base Indenture for our Senior Notes (together, the “Indenture”). The metrics provided under the “Unsecured Public Bond Covenant Compliance” heading on Supplemental Schedule 2(b) show our compliance with certain covenants that we believe are our most restrictive financial covenants, including: aggregate debt ratio, secured debt ratio, unencumbered assets ratio, and debt service ratio.

Aggregate debt ratio represents (i) total debt, as defined by the Indenture, divided by (ii) total assets, including the undepreciated book value of real estate assets and some tangible non-real estate assets, as defined by the Indenture.

Secured debt ratio represents (i) secured debt, as defined by the Indenture, divided by (ii) total assets, including the undepreciated book value of real estate assets and some tangible non-real estate assets, as defined by the Indenture.

Unencumbered assets ratio represents (i) total unencumbered assets, not including investments in unconsolidated joint ventures, as defined in the Indenture, divided by (ii) unsecured debt, as defined by the Indenture.

Debt service ratio represents (i) consolidated income available for debt service, as defined by the Indenture, divided by (ii) annual service charge for the trailing four quarters, calculated on a pro forma basis as if transactions during the period had occurred at the beginning of the period, as defined in the Indenture. Annual service charge includes interest expense and amortization of original issue discounts on debt, and excludes funded interest reserves, amortization of DFCs, and select nonrecurring charges.

The metrics set forth under the “Unsecured Public Bond Covenant Compliance” heading on Supplemental Schedule 2(b), and described above, are provided only to show our compliance with these covenants. These metrics should not be used for any other purpose, including without limitation to evaluate our financial condition or results of operations, nor do they indicate our covenant compliance as of any other date or for any other period. These metrics, or components of these metrics described above, may be defined differently in the Indenture than similarly named metrics are defined by us in our Earnings Release and Supplemental Information for the purposes of evaluating our financial conditions or results of operations. For a more complete and detailed description of the covenants contained in our Unsecured Public Bond Agreements, see Exhibit 4.2 and/or 4.3 to our Current Reports on Form 8-K filed on August 6, 2021, November 5, 2021, April 5, 2022, August 2, 2023, September 26, 2024, August 15, 2025, and July 8, 2026.

The breach of any of the covenants set forth in the Indenture could result in a default of our indebtedness related to our senior notes, which could cause those obligations to become due and payable. Our ability to comply with these covenants may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments, or other events adversely impacting it. If any of our indebtedness is accelerated, we may not be able to repay it. For risks related to failure to comply with covenants, see Part I. Item 1A. “Risk Factors” in our Annual Report, as such factors may be updated from time to time in our periodic filings with the SEC.

Value Enhancing CapEx
Value enhancing CapEx represents re-investment in stabilized homes, above and beyond general replacements to preserve and maintain the value and functionality of a home, for the purpose of enhancing expected risk-adjusted returns.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 35

Reconciliation of Total Revenues to Same Store Core Revenues, Quarterly
(in thousands) (unaudited)

	Q3 2026	Q2 2026	Q1 2026	Q4 2025	Q3 2025
Total revenues (Total Portfolio)	$731,278	$747,550	$734,112	$685,250	$688,166
Management fee revenues	(19,889)	(19,738)	(19,852)	(21,662)	(21,975)
Homebuilding revenues	(35,849)	(49,460)	(43,745)	—	—
Total portfolio resident recoveries	(51,931)	(49,503)	(46,072)	(45,389)	(46,885)
Total Core Revenues (Total Portfolio)	623,609	628,849	624,443	618,199	619,306
Non-Same Store Core Revenues	(51,952)	(54,855)	(56,179)	(56,184)	(56,401)
Same Store Core Revenues	$571,657	$573,994	$568,264	$562,015	$562,905

Reconciliation of Total Revenues to Same Store Core Revenues, YTD
(in thousands) (unaudited)

	YTD 2026	YTD 2025
Total revenues (Total Portfolio)	$2,212,940	$2,044,046
Management fee revenues	(59,479)	(65,677)
Homebuilding revenues	(129,054)	—
Total portfolio resident recoveries	(147,506)	(131,947)
Total Core Revenues (Total Portfolio)	1,876,901	1,846,422
Non-Same Store Core Revenues	(162,986)	(160,765)
Same Store Core Revenues	$1,713,915	$1,685,657

Reconciliation of Property Operating and Maintenance Expenses to Same Store Core Operating Expenses, Quarterly
(in thousands) (unaudited)

	Q3 2026	Q2 2026	Q1 2026	Q4 2025	Q3 2025
Property operating and maintenance expenses (Total Portfolio)	$264,198	$255,712	$251,134	$244,823	$259,037
Total Portfolio resident recoveries	(51,931)	(49,503)	(46,072)	(45,389)	(46,885)
Core Operating Expenses (Total Portfolio)	212,267	206,209	205,062	199,434	212,152
Non-Same Store Core Operating Expenses	(21,249)	(23,161)	(24,132)	(22,404)	(25,819)
Same Store Core Operating Expenses	$191,018	$183,048	$180,930	$177,030	$186,333

Reconciliation of Property Operating and Maintenance Expenses to Same Store Core Operating Expenses, YTD
(in thousands) (unaudited)

	YTD 2026	YTD 2025
Property operating and maintenance expenses (Total Portfolio)	$771,044	$740,764
Total Portfolio resident recoveries	(147,506)	(131,947)
Core Operating Expenses (Total Portfolio)	623,538	608,817
Non-Same Store Core Operating Expenses	(68,542)	(71,322)
Same Store Core Operating Expenses	$554,996	$537,495

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 36

Reconciliation of Net Income to Same Store NOI, Quarterly
(in thousands) (unaudited)

	Q3 2026	Q2 2026	Q1 2026	Q4 2025	Q3 2025
Net income available to common stockholders	$157,811	$218,172	$159,800	$144,308	$136,474
Net income available to participating securities	676	675	708	246	264
Non-controlling interests	602	804	557	496	472
Management fee revenues	(19,889)	(19,738)	(19,852)	(21,662)	(21,975)
Homebuilding revenues	(35,849)	(49,460)	(43,745)	—	—
Property management expense	39,163	37,726	39,325	39,485	37,073
Homebuilding cost of sales	31,967	42,215	39,134	—	—
General and administrative	34,233	29,332	32,319	23,697	18,444
Interest expense	92,045	93,987	95,313	90,878	90,781
Depreciation and amortization	195,751	194,299	193,142	189,875	188,457
Casualty losses, impairment, and other	6,807	4,236	4,345	311	3,420
Gain on sale of property, net of tax	(136,176)	(132,308)	(87,094)	(54,463)	(45,515)
(Income) losses from investments in unconsolidated joint ventures	32,175	2,402	3,085	3,717	(2,130)
Loss on debt extinguishment and modifications	8,660	—	—	—	—
Other, net (1)	3,366	298	2,344	1,877	1,389
NOI (Total Portfolio)	411,342	422,640	419,381	418,765	407,154
Non-Same Store NOI	(30,703)	(31,694)	(32,047)	(33,780)	(30,582)
Same Store NOI	$380,639	$390,946	$387,334	$384,985	$376,572

Reconciliation of Net Income to Same Store NOI, YTD
(in thousands) (unaudited)

	YTD 2026	YTD 2025
Net income available to common stockholders	$535,783	$442,656
Net income available to participating securities	2,059	714
Non-controlling interests	1,963	1,489
Management fee revenues	(59,479)	(65,677)
Homebuilding revenues	(129,054)	—
Property management expense	116,214	109,645
Homebuilding cost of sales	113,316	—
General and administrative	95,884	71,553
Interest expense	281,345	262,449
Depreciation and amortization	583,192	557,058
Casualty losses, impairment, and other	15,388	11,132
Gain on sale of property, net of tax	(355,578)	(163,772)
Losses from investments in unconsolidated joint ventures	37,662	7,890
Loss on debt extinguishment and modifications	8,660	—
Other, net (1)	6,008	2,468
NOI (Total Portfolio)	1,253,363	1,237,605
Non-Same Store NOI	(94,444)	(89,443)
Same Store NOI	$1,158,919	$1,148,162

(1)Includes interest income, non-cash provision for credit losses, net, gains (losses) resulting from investments in equity securities, settlement and other costs related to certain litigation and regulatory matters, and other miscellaneous income and expenses.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 37

Reconciliation of Net Income to Adjusted EBITDAre
(in thousands, unaudited)

	Q3 2026	Q3 2025	YTD 2026	YTD 2025
Net income available to common stockholders	$157,811	$136,474	$535,783	$442,656
Net income available to participating securities	676	264	2,059	714
Non-controlling interests	602	472	1,963	1,489
Interest expense	92,045	90,781	281,345	262,449
Interest expense in unconsolidated joint ventures	6,054	7,253	18,446	18,822
Depreciation and amortization	195,751	188,457	583,192	557,058
Depreciation and amortization of investments in unconsolidated joint ventures	4,572	4,484	13,548	11,937
EBITDA	457,511	428,185	1,436,336	1,295,125
Gain on sale of property, net of tax	(136,176)	(45,515)	(355,578)	(163,772)
Impairment on depreciated real estate investments	796	335	2,226	434
Net gain on sale of investments in unconsolidated joint ventures	(1,856)	(6,469)	(4,904)	(6,875)
EBITDAre	320,275	376,536	1,078,080	1,124,912
Share-based compensation expense	11,462	1,916	31,508	20,537
Business reorganization (1)	32,009	—	34,789	2,420
Casualty losses and reserves, net (2)	6,036	3,116	13,329	10,799
Loss on debt extinguishment and modifications	8,660	—	8,660	—
Other, net (3)	3,366	1,389	6,008	2,468
Adjusted EBITDAre	$381,808	$382,957	$1,172,374	$1,161,136

	Trailing Twelve Months (TTM) Ended
	September 30, 2026	December 31, 2025
Net income available to common stockholders	$680,091	$586,964
Net income available to participating securities	2,305	960
Non-controlling interests	2,459	1,985
Interest expense	372,223	353,327
Interest expense in unconsolidated joint ventures	24,936	25,312
Depreciation and amortization	773,067	746,933
Depreciation and amortization of investments in unconsolidated joint ventures	17,972	16,361
EBITDA	1,873,053	1,731,842
Gain on sale of property, net of tax	(410,041)	(218,235)
Impairment on depreciated real estate investments	2,449	657
Net gain on sale of investments in unconsolidated joint ventures	(6,490)	(8,461)
EBITDAre	1,458,971	1,505,803
Share-based compensation expense	38,801	27,830
Business reorganization (1)	35,141	2,772
Casualty losses and reserves, net (2)	13,454	10,924
Loss on debt extinguishment and modifications	8,660	—
Other, net (3)	7,885	4,345
Adjusted EBITDAre	$1,562,912	$1,551,674

(1)Includes a $30,411 loss recognized from consolidation of assets and liabilities in connection with the dissolution of our Pathway joint ventures; this loss was recorded in income (losses) from investments in unconsolidated joint ventures. Also includes severance, restructuring, acquisition, and integration costs.
(2)Includes our share from unconsolidated joint ventures.
(3)Includes interest income, non-cash provision for credit losses, net, gains (losses) resulting from investments in equity securities, settlement and other costs related to certain litigation and regulatory matters, and other miscellaneous income and expenses.

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 38

Reconciliation of Net Debt / Trailing Twelve Months (TTM) Adjusted EBITDAre
(in thousands, except for ratio) (unaudited)

	As of		As of
	September 30, 2026		December 31, 2025
Secured debt, net	$898,308		$1,384,114
Unsecured notes, net	4,896,194		4,398,921
Term loan facility, net	2,460,701		2,451,985
Revolving facility	485,000		145,000
Total Debt per Balance Sheet	8,740,203		8,380,020
Retained and repurchased certificates	(55,499)		(55,499)
Cash, ex-security deposits and letters of credit (1)	(147,083)		(167,472)
Deferred financing costs, net	45,110		54,208
Unamortized discounts on notes payable	24,854		24,171
Net Debt (A)	$8,607,585		$8,235,428

	For the TTM Ended		For the TTM Ended
	September 30, 2026		December 31, 2025
Adjusted EBITDAre (B)	$1,562,912		$1,551,674

Net Debt / TTM Adjusted EBITDAre (A / B)	5.5	x	5.3	x

(1)Represents cash and cash equivalents and the portion of restricted cash that excludes security deposits and letters of credit.

Components of Non-Cash Interest Expense
(in thousands) (unaudited)

	Q3 2026	Q3 2025	YTD 2026	YTD 2025
Amortization of discounts on notes payable	$1,056	$840	$2,862	$2,410
Amortization of deferred financing costs	2,465	5,354	15,696	16,059
Change in fair value of interest rate derivatives	—	—	—	—
Amortization of swap fair value at designation	553	611	1,640	(5,541)
Our share from unconsolidated joint ventures	1,344	2,323	3,696	5,558
Total non-cash interest expense	$5,418	$9,128	$23,894	$18,486

Note: Refer to “Glossary and Reconciliations” for metric definitions and reconciliations of non-GAAP financial measures.
Q3 2026 Earnings Release and Supplemental Information — page 39